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Deutsche Bank Notes	Filed pursuant to Rule 433 Registration Statement 333-137902 Dated June 17, 2008

Description

The PowerShares DB Base Metals Double Long Exchange Traded Note (Symbol: BDD), PowerShares DB Base Metals Long Exchange Traded Note (Symbol: BDG), PowerShares DB Base Metals Short Exchange Traded Note (Symbol: BOS) and PowerShares DB Base Metals Double Short Exchange Traded Note (Symbol: BOM) (collectively, the "PowerShares DB Base Metals ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of base metals.

All of the PowerShares DB Base Metals ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index – Optimum Yield Industrial Metals™ (the "Index"), which is designed to reflect the performance of certian futures contracts on aluminum, copper and zinc plus the returns from investing in 3 month United States Treasury Bills.

The PowerShares DB Base Metals ETNs are unsecured obligations of Deutsche Bank AG, London Branch.

Fund Card
Prospectus

Index History (%)[1]

Source: DB / Bloomberg

Index Weights
As Of: 16-Jun-2008
Commodity	Contract Expiry Date	Weight %
Aluminium	19-Nov-2008	37.76
Zinc	20-May-2009	23.66
Copper - Grade A	18-Mar-2009	38.59

PowerShares DB Base Metals ETN & Index Data
[1] Index history is for illustrative purposes only and does not represent actual PowerShares DB Base Metals ETN performance. ETN hypothetical historical performance is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index — Optimum Yield Industrial Metals Excess Return™ (the “Base Metals Index”) plus the monthly returns from the DB 3-Month T-Bill Index (the “T-Bill Index”), resetting monthly as per the formula applied to the PowerShares DB Base Metals ETNs, less the investor fee. The Base Metals Index is intended to reflect changes in the market value of certain futures contracts on aluminum, copper and zinc. The T-Bill Index is intended to approximate the returns from

Ticker symbols

Base Metals Double Long	BDD

Base Metals Long	BDG

Base Metals Short	BOS

Base Metals Double Short	BOM

Intraday indicative value symbols

Base Metals Double Long	BDDIV
investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. Past performance does not guarantee future results.

[2] The PowerShares DB Base Metals ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the PowerShares DB Base Metals ETNs.

An investment in the PowerShares DB Base Metals ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement. Not FDIC Insured — No Bank Guarantee — May Lose Value

The PowerShares DB Base Metals ETNs are senior unsecured obligations issued by Deutsche Bank AG, London Branch that are linked to the Index. The rating of Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB Base Metals ETNs other than Deutsche Bank AG, London Branch’s ability to meet its obligations. The PowerShares DB Base Metals ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Base Metals ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity, and leveraged losses. Investing in the PowerShares DB Base Metals ETNs is not equivalent to a direct investment in the index or index components. The investor fee will

Base Metals Long	BDGIV

Base Metals Short	BOMIV

Base Metals Double Short	BOMIV

CUSIP symbols

Base Metals Double Long	25154K841

Base Metals Long	25154K825

Base Metals Short	25154K833

Base Metals Double Short	25154K858

Details

ETN price at listing	$25.00

Inception date	6/16/08

Maturity date	6/01/38

Yearly investor fee	0.75%

Listing exchange NYSE	NYSE Arca

Issuer

Deutsche Bank AG, London Branch

Long-term Unsecured Obligations

S&P rating	AA

Moody's rating	Aa1

Risks[2]
reduce the amount of your return at maturity or upon redemption of your PowerShares DB Base Metals ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Base Metals ETNs is zero, your investment will expire worthless. An investment in the PowerShares DB Base Metals ETNs may not be suitable for all investors.

Investors can buy and sell the PowerShares DB Base Metals ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem the PowerShares DB Base Metals ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which may include a fee of up to $0.03 per security. Deutsche Bank may accelerate the ETNs upon the occurrence of a regulatory event as described in the pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Base Metals ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Base Metals ETNs are concentrated in the base metals. The market value of the PowerShares DB Base Metals ETNs may be influenced by many unpredictable factors, including, among other things, volatile base metal prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Base Metals ETNs are concentrated in a single commodity sector, are speculative, and generally will exhibit higher volatility than commodity products linked to more than one commodity sector. The PowerShares DB Base Metals Double Long Exchange Trade Note

•	Non-principal protected
•	Leveraged losses
•	Subject to an investor fee
•	Limitations on repurchase
•	Concentrated exposure to Base Metals
•	Acceleration risk

Benefits

•	Leveraged and short notes
•	Low cost
•	Intraday access
•	Listed
•	Transparent
•	Tax Treatment[3]

and the PowerShares DB Base Metals Double Short Exchange Trade Note are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Base Metals ETNs. Sales in the secondary market may result in losses.

[3] Deutsche Bank AG, London Branch and its affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.